Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

Registration Statement

(Form Type)

Alliance Resource Partners, L.P.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)
Common Units	Common Units, representing partnership units	Rule 457(c) and 457(h)	8,300,000 (1)	$21.04 (2)	$174,632,000	$110.20 per $1,000,000	$19,245

Total Offering Amounts				—	$174,632,000	—	$19,245
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	$19,245

(1)

The Form S-8 registration statement to which this Exhibit 107.1 is attached registers 8,300,000 shares of common units of Alliance Resource Partners, L.P., a Delaware limited partnership, pursuant to the Amended and Restated Alliance Coal, LLC 2000 Long-Term Incentive Plan of Alliance Coal, LLC (as amended, the “Plan”). Pursuant to Rule 416, this Registration Statement shall be deemed to cover such additional shares of common units as may become issuable pursuant to the antidilution provisions of the Plan.

(2)

Estimated solely for purposes of calculating the registration fee, in accordance with Rule 457(h), on the basis of the price of securities of the same class, as determined in accordance with Rule 457(c), using the average of the high and low prices for the common stock reported on The NASDAQ Stock Market on February 23, 2023.